Exhibit 10.59

MASTER RENTAL AGREEMENT
MACQUARIE ELECTRONICS USA INC.
(“Lessor”)
SPANSION LLC
(“Lessee”)

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TABLE OF CONTENTS

INTRODUCTION		3

1.	Ownership and Use of the Goods	3

2.	Delivery, Installation and Relocation	4

3.	Term of Lease Agreement	4

4.	Rent and Other Payments	5

5.	Use and Care of the Goods	6

6.	Insurance	8

7.	Loss or Damage to the Goods	8

8.	Reporting	9

9.	End of Lease Agreement - At the End of the Term	10

10.	Events of Default	10

11.	Return of the Goods	12

12.	Indemnities	13

13.	Representations, Warranties and Acknowledgments	14

14.	Disclaimers	15

15.	Notices	16

16.	Lessor’s Right to Act	17

17.	Waiver and Exercise of Rights	17

18.	Business Days	17

19.	Conditions Precedent	18

20.	Miscellaneous	18

21.	Interpretation	19

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MASTER RENTAL AGREEMENT

DETAILS

The Lessor	Name	Macquarie Electronics USA Inc.
	Address	11440 West Bernardo Court, Suite 366 San Diego, CA 92127

	Telephone	(858) 207-1096
	Fax	(858) 207-1097

The Lessee	Name	SPANSION LLC
	Address	915 Deguigne Drive Sunnyvale, CA 94088
	Telephone	(408) 962-2500
	Fax	(408) 616-3762

Business Day place(s):		San Diego, CA

Governing law		California

Date of Agreement		March 26, 2008

The Details form part of this Agreement.

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MASTER RENTAL AGREEMENT

Now it is hereby agreed as follows:

INTRODUCTION

The Lessor agrees to rent goods to the Lessee on the terms of this Agreement and the relevant Goods Schedule. A Lease Agreement only becomes binding when both the Lessee and the Lessor have signed a Goods Schedule and the Lessor has paid the Purchase Price for the relevant Goods even if the Lessee has paid a Rent Installment to the Lessor, provided Lessor shall return the Rent Installment if the applicable Goods Schedule has not been executed and the applicable Purchase Price has not been paid promptly after Lessor’s receipt of such Rent Installment.

1.	OWNERSHIP AND USE OF THE GOODS

1.1	The Goods remain the property of the Lessor at all times and Lessor shall retain all the rights of ownership of the Equipment. The Lessee only has a right to quiet enjoyment and use of the Goods during the Term and any Extended Term of the related Lease Agreement if and so long as no Event of Default exists, or no event that with the giving of notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing.

1.2	The Lessor may, without the Lessee’s consent:

a) transfer, assign or Encumber the Goods or the Lessor’s interest in this Agreement or in any Lease Agreement; or

b) file, subject to Lessee’s review, any filing or notification of interest to protect the interests of the Lessor or the Lessor’s financiers,

as long as such transfer, assignment, Encumbrance or filing does not impair or otherwise affect Lessee’s quiet enjoyment and possession of the Goods or materially vary the obligations of the Lessee. The Lessor shall promptly provide the Lessee of notice of any such assignment, transfer, filing or Encumbrance and unless agreed by the Lessor and the Lessee, any such transfer, filing, assignment or Encumbrance will not relieve the Lessor of or vary its obligations to the Lessee under the relevant Lease Agreement. Upon request by the Lessor or any transferee, assignee or Encumbrance holder, and subject to the preceding sentences, the Lessee will confirm in writing its notice of and consent to such transfer, assignment or Encumbrance and, if required, pay any amounts assigned, transferred or Encumbered to the relevant transferee, assignee or Encumbrance holder, or as otherwise instructed by the Lessor, notwithstanding any defense, claim or set-off the Lessee may have against the Lessor; provided such action shall in no way be deemed a waiver of any claim or right of action Lessee may have against Lessor.

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2.	DELIVERY, INSTALLATION AND RELOCATION

2.1	For purposes of this Agreement, the Lessee shall be solely responsible for sourcing, procurement, obtaining, inspection, condition, packing, shipping, transport, delivery, installation and operation of the Goods, ensuring that they are in good working order and for procuring any related supplier’s, manufacturer’s or dealer’s warranties or guarantees and entitlements to patents or other intellectual property rights.

2.2	On the date the Lessee signs the Goods Schedule, or in the case of On-Order Goods, the Installation Date, the Lessor will be deemed to have delivered Goods to the Lessee and the Lessee will be deemed to have accepted them as satisfactory for all purposes of the related Lease Agreement. By signing the Goods Schedule or the Installation Certificate (as applicable) the Lessee irrevocably authorizes the Lessor to pay the Purchase Price for the Goods, provided that the Lessor shall not pay the Purchase Price for the Goods before the Lessee provides such authorization. It is understood and agreed that the Lessor purchases the Goods for the sole purpose of leasing the same to Lessee under a Lease Agreement and accordingly, that the Lessee shall have no right to refuse delivery of or reject the Goods once the Lessor has purchased the Goods.

2.3	If the Goods are affixed to real property or improvements thereon, the Lessee shall ensure that they do not become fixtures and can be readily removed by the Lessor or the Lessor’s representative in accordance with the relevant Lease Agreement. Any such removal of the Goods shall be at the Lessee’s expense.

2.4	Before the Lessee may move any Goods to a new location, the Lessee shall notify the Lessor in writing of the new location of the Goods. If the Lessee proposes to move the Goods outside of the state specified on the relevant Goods Schedule or to any other location whereby the Lessor deems any additional UCC or other filings to be necessary or desirable, the Lessee must obtain the Lessor’s consent to such relocation, such consent not to be unreasonably withheld or delayed. All costs arising from such relocation (including duties, additional taxes, transportation costs, insurance (including in-transit insurance), administration fees and any fees or costs associated with any additional UCC or other filings) will be borne solely by the Lessee.

2.5	Lessor assigns to Lessee during the Term and any Extended Term all assignable warranties, indemnities and related rights it has with regard to the Goods, whether by contract, at law or in equity, and shall reasonably cooperate with Lessee in the prosecution of such rights, including pursuing a claim, at Lessee’s cost, on behalf of Lessee where such assignment was void or otherwise unenforceable.

3.	TERM OF LEASE AGREEMENT

3.1	If the Commencement Date is the first day of a Period, the term of the Lease Agreement commences on that day and continues for the number of Periods specified in the Goods Schedule for those Goods.

3.2	If the Commencement Date is not the first day of a Period, the term of the Lease Agreement commences on that day and continues for the number of Periods specified in the Goods Schedule for those Goods starting with the first full Period to occur following such date of acceptance.

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4.	RENT AND OTHER PAYMENTS

4.1	Subject to the clause 4.2, the Lessee shall pay to the Lessor (in U.S.$, or in any other currency specified in the relevant Goods Schedule, into the bank account specified in the relevant Goods Schedule) the Rent Installment set forth in a Goods Schedule in advance on each Payment Date during the Term. Once paid, each Rent Installment is not refundable for any reason except as provided in the Introduction to this Agreement. For the avoidance of doubt, to the extent that the Lessee pays to the Lessor an amount in respect of a Rent Installment where such amount is not contractually required to be made, or where such amount is in excess of the Rent Installment that is contractually due, then the Lessee shall be entitled to a refund of such amount.

4.2	The first Rent Installment is payable on the Commencement Date. If this day is not the first day of a Period, the first Rent Installment will be notified by the Lessor to the Lessee and will be a proportion of the whole Rent Installment, based on the number of days from the Commencement Date to the first day of the first full Period to occur thereafter.

4.3	The Lessee shall be responsible for and shall pay, and hereby indemnifies and holds the Lessor harmless should it fail to pay for, any and all taxes, fees, levies, imposts, duties, withholdings or other charges, including without limitation, value added tax, stamp duty, and any other fees, taxes, or charges, if any (together with any related interest and penalties but excluding any taxes on the net income of Lessor), which may be payable or determined to be payable in connection with this Agreement, any Lease Agreement, each Rent Installment, payment or receipt of any other amount hereunder or thereunder or any other transaction contemplated by this Agreement. Lessor shall use reasonable endeavors to include the appropriate taxes and fees on its invoices, however any failure to include the appropriate taxes and fees on its invoices, or to invoice the Lessee for such amounts, shall not affect the Lessee’s obligations under this clause 4.3, and the Lessor shall remit any such amounts collected from Lessee to the appropriate authorities.

Lessor shall be responsible for the filing of all personal property tax returns in respect of the Goods and shall pay all taxes indicated thereon. Lessee shall reimburse Lessor for all such taxes within 10 Business Days of receipt of Lessor’s invoice.

4.4	The Lessee’s obligation to make the payments referred to in this Agreement and under each Lease Agreement is absolute and unconditional and shall not be reduced, delayed or otherwise adversely affected by any condition, circumstance, act or event of any kind whatsoever, whether within the control of the Lessor or not, including any of the following:

a)	the Lessee being unable to use the Goods for any reason;

b)	the Goods being damaged, lost, stolen, not in the Lessee’s possession or not working at any time;

c)	any set-off, counterclaim, defense, reduction or other right the Lessee has or claims to have against the Lessor or another person;

d)	the Lessee or any other person being Insolvent;

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e)	the impossibility of performance or the lack of power or authority of the Lessee to enter into and perform this Agreement or any Lease Agreement;

f)	any breach by the Lessor or any other person of any representation, warranty or covenant, express or implied, made or alleged to be made to the Lessee; or

g)	any transfer or assignment of this Agreement, any Lease Agreement or any item of Goods by the Lessor or the granting by the Lessor of an Encumbrance thereon.

4.5	Notwithstanding the foregoing, and provided that no Event of Default has occurred and is continuing, if any breach of this Agreement or other acts or omissions of Lessor or any Financier or party acting on behalf of the foregoing entities causes or directly results in the seizure or re-possession of the Goods or the inability of Lessee to have quiet enjoyment of the Goods, and such event continues for a period of 20 days following receipt by the Lessor of notice specifying the event, then Lessee may, by notice in writing, exercise either one (but not both) of the following remedies (which shall be its exclusive remedy for such an event): (i) terminate the relevant Lease Agreement with respect to the relevant Goods (including its obligation to pay any further Rent Installments to Lessor in respect thereof); or (ii) proceed in a separate action to recover damages suffered by Lessee (and for the avoidance of doubt, the obligation of the Lessee to pay the Rent Installments and perform its other obligations under the relevant Lease Agreement shall not be affected thereby).

4.6	If the Lessee does not pay all or any portion of any Rent Installment by the Payment Date therefor or any other amount payable under this Agreement or any Lease Agreement by the due date thereof or the date of written demand therefor, as the case may be (the “Overdue Amount”), the Lessor may charge a late fee on any Overdue Amount at a rate of the lesser of i) one and one half percent (1.5%) per month, or (ii) the maximum interest rate permitted by law. Such late fees shall only start to accrue if the Lessee fails to pay the Overdue Amount within 10 days of the due date or the date of written demand, as the case may be (and, for the avoidance doubt, such late fees will then be calculated from the due date or the date of written demand, as the case may be).

4.7	Notwithstanding any of the foregoing with the exception of clause 4.5, nothing shall diminish, prohibit, waive or otherwise impair any action or claim that Lessee may have against Lessor, its successors, transferees, Financiers, secured parties or assigns that arise out of or result from a breach of the terms of any this Agreement or any Lease Agreement.

5.	USE AND CARE OF THE GOODS

5.1	The Lessee shall at all times during the Term and any Extended Term:

a)	take proper care of the Goods and keep them in Good Working Order and Condition;

b)	ensure that the Goods, subject to reasonable wear and tear, remain fit for the usual purposes and uses and be of merchantable quality of such Goods;

c)	not attempt to sell or dispose of the Goods in any way unless expressly permitted in the applicable Lease Agreement;

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d)	ensure that the Goods remain free and clear of Encumbrances, other than any Encumbrance attributable to the Lessor;

e)	ensure that to the extent that the Goods have been damaged and require replacement or repair, the Lessee has availed itself of all applicable warranties in respect of the Goods so that such damage is repaired or the damaged Goods are replaced to the fullest extent possible;

f)	permit the Lessor to put plates, stickers or other markings on the Goods indicating that the Lessor owns them, that any person holds an Encumbrance with respect thereto or for other identification purposes, provided such attachments do not impair the operation of the Goods or void the warranty;

g)	make the Goods available, on reasonable prior written notice, for inspection by the Lessor or the Lessor’s representative to ensure that the terms of the Lease Agreement are being complied with subject to the Lessee’s usual visitor protocol, including the execution of a nondisclosure agreement; and

h)	accept and install all routine engineering updates made available by the manufacturer (at no cost to the Lessee) with respect to the Goods during the Lease Agreement, unless Lessee determines, in its reasonable judgment, that installation of such updates would adversely impact the functioning of the Goods.

5.2	Any part of the Goods that is replaced during the course of maintaining, repairing, upgrading or Reconfiguring the Goods will be deemed to become part of the Goods and the Lessor’s property, except for such attachments, additions or modifications that can be removed by Lessee without damage to or impairment to the Good Working Order and Condition of the Goods.

5.3	If available from the manufacturer of the Goods or any other person commercially capable of providing such services, the Lessee must, unless indicated otherwise in the relevant Good Schedule, after the expiration of any applicable warranty period, maintain at its cost a maintenance contract for the Goods during the term of the relevant Lease Agreement. Upon request by the Lessor, and in accordance with any confidentiality provisions, the Lessee will provide to the Lessor a true copy of such maintenance contract.

5.4	Subject to Lessee’s obligations under clauses 7, 11 and 12 the Lessee may Reconfigure the Goods, provided any such reconfiguration will not diminish or reduce the performance, operation, or value of the Goods.

5.5	At any time during the period commencing four months prior to the expiration of the Term of the related Lease Agreement, unless the Lessee and the Lessor shall have agreed in writing to extend such Term (disregarding for this purpose any deemed extensions pursuant to clause 9.2) or for the Lessee to acquire the Goods at the end of such Term, subject to the Lessee’s usual visitor protocol, including execution of a nondisclosure agreement, the Lessor may demonstrate to any person, other than a direct competitor of Lessee, the operation of the Goods and the Lessee will supply such personnel as are reasonably necessary to assist the Lessor in such demonstration.

5.6	The Lessee shall at no time sublease or in any other manner surrender possession of the Goods to any third party (other than the manufacturer thereof or other person performing maintenance or repair work with respect thereto in a manner consistent with the related Lease Agreement) without the prior written consent of the Lessor, such consent not to be unreasonably withheld or delayed.

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6.	INSURANCE

6.1	The Lessee shall, at all times during the Term and any Extended Term, insure against public liability for bodily injury or damage to property arising in connection with the Goods in accordance with its global insurance program and in amounts and terms normal and customary for the semiconductor industry.

6.2	The Lessee shall, at all times during the Term and until the proper return of the Goods to the Lessor in accordance with this Agreement and the related Lease Agreement, insure against loss, theft, destruction or confiscation of, or damage to the Goods in accordance with its global insurance program and in amounts and terms normal and customary for the semiconductor industry.

6.3	Any insurance effected by the Lessee related to the Goods must:

a)	be in a form and substance and with an insurer reasonably satisfactory to the Lessor; and

b)	note the Lessor’s interest as owner of the Goods and with respect to casualty insurance required under clause 6.2, name the Lessor or any other person designated by the Lessor as a loss payee.

6.4	The Lessee must not:

a)	do anything, or fail to do anything, which would allow an insurer insuring the Goods to refuse or reduce a claim;

b)	vary any required insurance effected by the Lessee that would adversely affect the Lessor’s interest without the Lessor’s consent; or

c)	enforce, conduct, settle or compromise a claim relating to the Goods without the Lessor’s consent, such consent not to be unreasonably withheld or delayed.

6.5	Upon request by the Lessor, the Lessee shall provide to the Lessor evidence of the insurance policies relating to the Goods the Lessee has effected.

7.	LOSS OR DAMAGE TO THE GOODS

7.1	The Lessee shall notify the Lessor as soon as possible if any Goods are lost, stolen, destroyed, confiscated or damaged (the “affected Goods”).

7.2	If the affected Goods can be repaired, the Lessee shall immediately restore the Goods to the condition they were in before they were damaged.

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7.3	The Lessor shall be entitled to receive all amounts which are payable by an insurer or other person as a result of an event described in clause 7.1 occurring. If the Lessee receives those amounts, the Lessee shall promptly remit the same to the Lessor, in pending such remittance, hold them on trust for the Lessor, provided that where the Lessee receives such amounts in respect of affected Goods which can be repaired, then it may apply such amounts against costs incurred in repairing the affected Goods in accordance with clause 7.2.

7.4	Upon the occurrence of any of the events described in clause 7.1 and which 7.2 does not apply, the Lessee shall pay the Lessor, on the next Payment Date after such event:

a)	any Rent Installment or other amount due and unpaid in respect of the affected Goods as of that Payment Date, but not any Rent Installment payable in advance; PLUS

b)	the Termination Value of the affected Goods determined as of that Payment Date; LESS

c)	any amounts received by the Lessor from an insurer or any other person as a result of such event.

7.5	Upon the Lessee making the payments referred to in clause 7.4, the Lease Agreement in relation to the affected Goods terminates. The Lessor will then notify the Lessee of the revised Rent Installment payable on the Goods not affected (if any) that are subject to that Lease Agreement. Such revised Rent Installment shall not exceed an amount calculated by determining the ratio of the original Purchase Price of the non-affected Goods to the original Purchase Price of all of the Goods listed on the relevant Goods Schedule, and multiplying that ratio by the Rent Installment.

7.6	In the event the Lessor receives proceeds from the Lessee or insurance or otherwise in respect of the affected Goods in excess of all amounts owed to Lessor under Section 7.4, the Lessor shall promptly pay such excess proceeds to the Lessee.

8.	REPORTING

8.1	Upon request by the Lessor, the Lessee shall provide to the Lessor information in such form reasonably satisfactory to the Lessor concerning any of the Goods or insurance relating thereto.

8.2	To the extent not made publicly available on the company’s website or otherwise, the Lessee will cause the following financial information of any guarantor of the Lessee’s obligations under this Agreement or any Lease Agreement (“Guarantor”) to be provided to the Lessor:

a)	a copy of the Guarantor’s quarterly accounts within 45 days of the end of the relevant quarter consisting of consolidated unaudited balance sheets of the Guarantor as at the end of such quarter, and consolidated unaudited statements of income and expense and statement of cash flows of the Guarantor for such quarter, prepared in accordance with GAAP; and

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b)	a copy of the Guarantor’s audited annual accounts within 90 days after the end of the relevant financial year consisting of consolidated audited balance sheets, and statement of income and expense, cash flow and of stockholders’ equity for the Lessee for such fiscal year and the accompanying notes, prepared in accordance with GAAP.

8.3	In the event of an Environmental Claim (to the extent relating to the Goods), the Lessee shall immediately provide to the Lessor copies of all non-privileged and non-confidential correspondence, reports, notices, orders, findings, and all other materials relating to the Lessee’s compliance with any relevant Environmental Law.

9.	END OF LEASE AGREEMENT - AT THE END OF THE TERM

9.1	At the end of the Term, the Lessee may return the Goods to the Lessor or keep renting them unless agreed to otherwise by the parties in the relevant Goods Schedule. If the Lessee wishes to return the Goods, the Lessee must advise the Lessor by notice in writing to be received by the Lessor on the day which is not later than three months before the last day of the Term. Once given the Lessee may not withdraw that notice without the Lessor’s consent.

9.2	If the Lessee does not give the Lessor notice of return under clause 9.1, the Lessee will continue to rent the Goods for an Extended Term. During the Extended Term, the Lessee must continue to pay the Rent Installment on each Payment Date unless agreed to otherwise by the parties in the relevant Goods Schedule. If the Lessee wishes to return the Goods at the end of an Extended Term, the Lessee must give the Lessor notice in writing, which must:

a)	specify the date on which the Goods are to be returned, which must be the last day of an Extended Term; and

b)	be given to the Lessor on or prior to the day which is two months before the date the Goods are to be returned.

9.3	If the Lessee wishes to return the Goods at the end of the Term or any Extended Term, the Lessee must return all the Goods that have reached the end of their Term or Extended Term as listed in the relevant Goods Schedule, unless the Lessor otherwise agrees.

10.	EVENTS OF DEFAULT

10.1	It is an “Event of Default” under this Agreement and each Lease Agreement if:

a)

the Lessee fails to pay in accordance with this Agreement and the related Lease Agreement: (1) any Rent Installment within 10 Business Days of the due date thereof, (2) other amounts demanded by the Lessor (being amounts that are due and payable under the relevant Lease

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Agreement) within 10 Business Days of the date notified to the Lessee that such amounts are due and payable, or (3) any other amount (being an amount that is due and payable under the relevant Lease Agreement) within 10 Business Days of the due date thereof where such payment being due is not known to the Lessor (including, for example, but not limited to amounts received by the Lessee from insurers pursuant to clause 7);

b)	the Lessee fails to comply with any of its obligations under clauses 4, 5, 6 or 8 hereof with respect to any Lease Agreement and such failure is not remedied within 20 Business Days of receiving written notice requiring the same from the Lessor;

c)	the Lessee fails to comply with any of its other obligations under this Agreement or any Lease Agreement, and such failure is not remedied within 20 Business Days of receiving written notice requiring the same from the Lessor;

d)	any representation or warranty made by the Lessee to Lessor is inaccurate, false or misleading, and if capable of cure, cannot be cured within ten Business Days of receiving notice requiring the same from the Lessor; or

e)	the Lessee or Guarantor becomes Insolvent, or is dissolved, liquidated or terminated.

10.2	Upon the occurrence of any of the foregoing events of default, the Lessor may terminate any or all of the Lease Agreements and this Agreement by notice to the Lessee, provided that in the case of a default under clause 10.1e), this Agreement and each Lease Agreement shall be deemed terminated automatically without the need for any notice or any other action by the Lessor. Notwithstanding the foregoing, if Lessee’s default is specific to a particular Lease Agreement, only that Lease Agreement may be terminated and the Agreement and other Lease Agreements shall be unaffected. If the Lessor gives the Lessee a notice of termination of a Lease Agreement, the Lessee shall:

a)	allow the Lessor or the Lessor’s representative to

i)	enter any premises, on three days written notice, where the Goods that are the subject of that Lease Agreement may reside, subject to usual visitor’s protocol, including execution of a nondisclosure agreement; and

ii)	remove and repossess those Goods;

without any liability to the Lessee for damages arising from such entry, removal or repossession unless the Lessor or the Lessor’s representative has been negligent in doing the same; and

b)	pay to the Lessor:

i)	all Rent Installments and other amounts due and payable pursuant to the Lease Agreement but no rent in advance at the date the Lessor gives the Lessee notice of termination;

ii)	as liquidated damages, an amount determined by the Lessor to be the sum of the present values of all Rent Installments which are still to fall due or which would, but for termination, have become due under the Lease Agreement and are attributable to those Goods and where the present value of an amount is calculated by discounting that amount by the prevailing swap rate of the currency of the Rental Installment with a term approximately equivalent to the remaining term of the Goods Schedule at time of termination; and

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iii)	all reasonable costs incurred by Lessor to ensure the Goods comply with Clause 11; and

iv)	any other amounts payable by the Lessee under clause 12.1.

The Lessor shall in addition be entitled to pursue the exercise of any other right or remedy provided under applicable law (it being the understanding of the parties that the foregoing is not intended to entitle the Lessor to recover an amount more than once through the exercise of a separate right or remedy where such amount has already been completely recovered by the Lessor pursuant to clause 10.2(b)).

10.3	In the event the Lessee has complied with clause 10.2, and in particular made all payments required of it pursuant to clause 10.2(b), and the Lessor subsequently sells the Goods within 12 months of the date of default, then the Lessor shall pay to the Lessee the amount by which the sale proceeds (net of all taxes and remarketing costs and all other amounts due under the lease, including, without limitation, costs incurred as a result of default such as attorneys fees, costs of retaking, holding and repairing the equipment) exceeds the present value of the fair market value at the end of the Term, not to exceed the maximum fair market value set forth in the relevant Goods Schedule. However, the Lessor shall not be obliged to make any payment to the Lessee that is greater than the amounts paid by the Lessee in accordance with clause 10.2.

11.	RETURN OF THE GOODS

On the last day of the Term, or any Extended Term, or upon any earlier termination of a Lease Agreement (as applicable) the Lessee shall:

a)	obtain from the Lessor, original equipment manufacturer or such other person commercially capable of providing such services;

i)	a physical audit of the Goods which confirms that the Goods are in Good Working Order and Condition and operating in accordance with standard manufacturer’s specifications (the “Qualification”) and

ii)	a detailed report verifying the Qualification and the Goods configuration;

b)	unless the Lessor otherwise consents in writing, restore the Goods to the condition and configuration specified on the relevant Goods Schedule and in Good Working Order and Condition in accordance with the manufacturer’s specifications, provided always that if the Goods have been Reconfigured and such Reconfiguration comprises an attachment or upgrade to the Goods, the Lessor may consent to the Goods being returned with such attachment or upgrade;

c)	ensure that the Goods are free of Contaminants, uninstalled, packed and crated by a representative of the original manufacturer or such other person acceptable to Lessor in accordance with the manufacturer’s procedures and Lessor’s instructions;

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d)	deliver at the Lessee’s cost (which includes transport, insurance and related costs);

i)	the Goods including any spare parts and accessories associated with the Goods and owned by Lessor in Good Working Order and Condition to a location in the continental United States designated by Lessor;

ii)	all associated documents, including without limitation, manuals, maintenance records, associated software (meaning that such software was provided by the vendor of the Goods at no additional charge or that is otherwise necessary for the basic operation of the Goods), software licenses, keys, and certificates of registration and warranty; and

iii)	a Letter of Decontamination, to the Lessor or any person the Lessor nominates at a place the Lessor nominates.

11.1	If the Goods are not returned on the day they are required to be returned, unless the Lessor otherwise agrees in writing, the Lessee must pay to the Lessor an amount equal to one days’ rent for each day during which the Goods are not returned.

11.2	If the Goods are not returned to the Lessor in accordance with the condition specified in this clause 11, then the Lessor may charge and the Lessee will pay the lesser of either:

a)	an amount mutually agreed to by the Lessor and Lessee which compensates the Lessor for the diminished value of the Goods; or

b)	an amount reasonably determined by the Lessor which reflects the cost of the repair and restoration of the Goods to achieve Good Working Order and Condition, including the cost necessary for the manufacturer to bring the Goods to their specifications as at the commencement of the Lease Agreement, to re-certify the Goods as being eligible for maintenance by the manufacturer and to remove Contaminants from the Goods.

12.	INDEMNITIES

12.1	The Lessee shall indemnify, hold harmless and compensate the Lessor upon demand for any and all losses, claims, costs (including reasonable legal costs), charges and expenses (including on account of funds borrowed, contracted for or used to fund any amount payable by the Lessor in connection with the purchase of any Goods for purposes of leasing same to the Lessee under a Lease Agreement including Break Costs) incurred by the Lessor, or any Financier, and their respective employees, directors, shareholders, agents, representatives and affiliates in connection with or arising as a direct or indirect result of:

a)	breach by the Lessee of any of its obligations under this Agreement, a Lease Agreement, Purchase Documentation, or any other agreement entered into by the Lessee in connection with the leasing of the Goods hereunder (collectively, the “Transaction Documents”) or any Transaction Document being void, voidable or unenforceable for any reason;

b)	the purchase, sale, acceptance, rejection, delivery, ownership, non-delivery, lease, transport, possession, repossession, operation, location, condition, use or non-use, control, maintenance,

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replacement storage, preparation, installation, testing, manufacture, design, modification, alteration, repair, Reconfiguration, loss, theft, damage, confiscation, destruction, disposition or existence of any Encumbrance (other than any Encumbrance attributable to the Lessor) on any item of Goods;

c)	a person being injured or killed or property being damaged directly or indirectly by the Goods or their use;

d)	a claim by any person that the Goods or their use by any person infringes another person’s trademark, copyright, patent or other intellectual property right (provided the Lessor reasonably cooperates in pursuing any claims against or indemnities from the manufacturer of the Goods); or

e)	the existence of any Contaminants in relation to the Goods or any Environmental Claim or Environmental Loss.

12.2	Notwithstanding the foregoing, no indemnitee shall be entitled to any indemnification under clause 12.1 for any loss, claim, cost, charge or expense to the extent attributable to such indemnitee’s own negligence or willful misconduct.

12.3	Each indemnity is a continuing obligation, separate and independent from the Lessee’s other obligations. Each indemnity continues after a Lease Agreement ends or is terminated for events occurring during the term of the Lease Agreement and it is not necessary for the Lessor to incur expense or make a payment before the Lessor enforces a right of indemnity.

12.4	The indemnified party must provide Lessee with prompt written notice of any claims, losses, costs, charges and expenses for which it claims indemnity, must allow Lessee to control the defense of such actions, and must reasonably cooperate, at Lessee’s expense, in the defense of such actions. In the event the Lessee elects to control the defense of such actions, it shall keep the indemnified party fully informed of progress, take into account the views and wishes in connection with the conduct of such actions and must obtain the indemnified party’s written consent prior to filing or issuing any documents in the indemnified party’s name or on its behalf (with such consent not to be unreasonably withheld or delayed).

13.	REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

13.1	Each party hereto represents and warrants to the other party as of the date hereof and the date of each Goods Schedule that:

a)	It is a corporation or other organization duly organized under the laws of its jurisdiction and has the corporate or other organizational power and authority to own or hold under lease its properties wherever located or used and to enter into and perform its obligations under each Transaction Document to which it is a party.

b)	The execution, delivery and performance by it of each Transaction Document to which it is a party have been duly authorized by all necessary corporate or other organizational action on its part.

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c)	Each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting creditors’ rights generally and (2) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including those relating to the availability of the remedy of specific performance or injunctive relief.

d)	The execution, delivery and performance of each Transaction Document to which it is a party does not contravene any of the provisions of its organizational or charter documents nor does it violate any law applicable to or binding upon it or its assets.

13.2	The Lessee additionally represents, warrants and acknowledges as of the date of hereof and as of the date of each Goods Schedule that:

a)	It has not relied on the Lessor’s skill or judgment in deciding to enter into any Lease Agreement.

b)	It has taken its own advice as to the taxation, accounting and financial consequences of entering into any Lease Agreement, and has not relied on the Lessor in relation to any of these matters.

c)	It is entering into each Lease Agreement as principal and not on behalf of any other person.

d)	No Encumbrances exist with respect to the Goods, other than any Encumbrance attributable to the Lessor.

e)	No Event of Default under this Agreement, nor any event that with the giving of notice or the passage of time or both would constitute such an Event of Default, with respect to any Lease Agreement has occurred and is continuing.

f)	No item of Goods subject to such Goods Schedule is lost, stolen, destroyed, confiscated or damaged.

13.3	So long as no Event of Default exists, and no event shall have occurred and be continuing which, with the giving of notice or the passage of time or both, would constitute an Event of Default, neither Lessor nor any party acting or claiming through Lessor, by assignment or otherwise, will disturb Lessee’s quiet enjoyment of the Goods during the Term or any Extended Term.

14.	DISCLAIMERS

14.1

EFFECTIVE UPON THE COMMENCEMENT DATE THE GOODS SHALL BE LEASED UNDER THE RELATED LEASE AGREEMENT “AS IS, WHERE IS, WITH ALL FAULTS” (THE LESSEE HEREBY CONFIRMING THAT IT HAS BEEN ADVISED OF AND FULLY UNDERSTANDS THE LEGAL IMPORT AND IMPLICATIONS OF SUCH PHRASE AND THE PROVISIONS OF THIS SECTION 14.1 AND THAT SUCH IS APPROPRIATE IN A TRANSACTION OF THIS KIND) AND THE LESSEE AGREES, ACKNOWLEDGES AND ACCEPTS THAT THE LESSOR MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER CONCERNING THE GOODS EXCEPT AS PROVIDED IN CLAUSE 13.3. EFFECTIVE UPON SUCH ACCEPTANCE OF THE GOODS BY THE LESSEE, THE

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LESSEE, FOR THE BENEFIT OF THE LESSOR, HEREBY WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES, REPRESENTATIONS, INDEMNITIES, GUARANTIES, OBLIGATIONS AND LIABILITIES OF THE LESSOR AND ANY RIGHTS, CLAIMS AND REMEDIES OF THE LESSEE AGAINST THE LESSOR, EXPRESS (OTHER THAN EXPRESSLY STATED IN THIS AGREEMENT OR ANY LEASE AGREEMENT) OR IMPLIED, ARISING BY LAW OR OTHERWISE, IN EACH CASE, WITH RESPECT TO THE GOODS, INCLUDING:

A)	ANY WARRANTY AS TO THE VALUE, CONDITION, DESIGN OR OPERATION OF, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, OR THE ABSENCE OF ANY DEFECT IN, THE GOODS;

B)	ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE;

C)	ANY EXPRESS OR IMPLIED WARRANTY AS TO TITLE;

D)	ANY OBLIGATION OR LIABILITY WITH RESPECT TO ANY ACTUAL OR ALLEGED PATENT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT; AND

E)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE GOODS.

14.2	FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR LESSEN IN ANY WAY THE LESSEE’S RIGHTS AGAINST THE MANUFACTURER OR VENDOR OF THE GOODS UNDER ANY ASSIGNMENT BY THE LESSOR TO THE LESSEE OF ANY WARRANTY OR INDEMNITY PROVIDED BY SUCH MANUFACTURER OR VENDOR OR OTHERWISE. IN FURTHERANCE OF THE FOREGOING, THE LESSEE ACKNOWLEDGES THAT IT, AND NOT THE LESSOR, HAS CHOSEN AND PROCURED THE GOODS, AND ACCORDINGLY THAT EACH LEASE AGREEMENT CONSTITUTUTES A “FINANCE LEASE” AS DEFINED IN, AND FOR PURPOSES OF, ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE.

15.	NOTICES

15.1	All communications, demands or notices under this Agreement must be made in writing and given to the addressee at the address set out in the Details to this Agreement, or such address as such party may designate by notice in writing to the other party. Communications will be deemed to be received:

a)	in the case of a hand delivered communication (including by commercial courier), on the day of delivery if during business hours but otherwise on the next Business Day;

b)	in the case of facsimile, on the Business Day that transmission is confirmed if transmitted during business hours and otherwise on the next Business Day; or

c)	in the case of registered mail, 3 Business Days after dispatch.

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15.2	Each party must advise the other of any new address for service if that address changes from the address specified in this Agreement or a Goods Schedule.

16.	LESSOR’S RIGHT TO ACT

16.1	If, after receiving from the Lessor written notice requiring it to do anything which it is required to do under a Transaction Document, the Lessee fails to do so within 10 Business Days after receipt of such notice (or such longer period of time as may be agreed by the parties in writing for the Lessee to reasonably perform such act), the Lessor may perform such action on behalf of the Lessee and at the Lessee’s cost. The exercise of any right under this clause 16 by the Lessor does not waive, reduce or remove any liability the Lessee may have to the Lessor for failing to perform its obligations under any Lease Agreement.

17.	WAIVER AND EXERCISE OF RIGHTS

17.1	The Lessor’s failure to insist on performance by the Lessee of any obligation under any Transaction Document is not a waiver of the Lessor’s right:

a)	to insist on performance of, or to claim damages for breach of, that obligation unless the Lessor acknowledges in writing that the Lessor has waived its rights in relation to that failure by the Lessee; and

b)	at any other time to insist on performance of that or any other obligation by the Lessee under this Agreement or a Lease Agreement.

17.2	The Lessor is not liable for any loss caused by the exercise or attempted exercise of, or failure to exercise or delay in exercising a right or remedy.

18.	BUSINESS DAYS

18.1	If a date for:

a)	payment of money under this Agreement or a Lease Agreement; or

b)	the Return of the Goods in accordance with Clause 11,

is not a Business Day, then the money must be paid or the Goods must be returned (as the case may be) on the following Business Day.

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19.	CONDITIONS PRECEDENT

19.1	The obligation of the Lessor to lease the Goods to the Lessee under this Agreement and each Lease Agreement are subject to the prior fulfillment, to the Lessor’s satisfaction, or waiver by Lessor of, each of the following conditions precedent:

a)	the Lessor shall have received:

i)	each Transaction Document required to be in effect with respect to the relevant items of Goods, duly executed by each other party thereto;

ii)	any approvals, opinions, insurance certificates, UCC or other filings or other documents reasonably requested by it; and

iii)	an Authorized Signatory List of the Lessee containing a list of their representatives who are authorized to sign this Agreement and the Goods Schedules on their behalf and their specimen signatures (it being further agreed that if the authorized representatives of the Lessee change at any time, the Lessee shall promptly notify and provide to the Lessor with the name and specimen signature of any replacement authorized representative).

b)	the Lessor shall be satisfied that:

i)	the representations and warranties by the Lessee in such Transaction Document are, and will be, correct and not misleading as of the date hereof (except as to matters relating solely to a later time) and the date of the related Goods Schedule;

ii)	all conditions precedent to the effectiveness of such Transaction Document have been satisfied; and

iii)	no Event of Default under this Agreement with respect to any Lease Agreement has occurred and is continuing;

20.	MISCELLANEOUS

20.1	No amendment to this Agreement or any Goods Schedule is binding unless in writing and executed by each party.

20.2	This Agreement is governed by the law of the jurisdiction specified in the Details (disregarding for this purpose any principles of conflict of laws that would lead to the application of the law of any other jurisdiction) and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of that jurisdiction.

20.3	Neither party will be liable for reliance, special, consequential or incidental damages as a result of a breach of this Agreement.

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20.4	This Agreement may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument. A facsimile copy of this Agreement will be as legally binding as an originally executed document delivered by other means.

20.5	The Lessee may not assign (absolutely or as security, by merger or consolidation or in any other manner) any of its rights or delegate any its obligations under this Agreement or any other Transaction Document without the prior written consent of the Lessor, not to be unreasonably withheld or delayed.

20.6	To the extent, if any that this Agreement or any Goods Schedule constitutes chattel paper (as defined in the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction), no security interest in this Agreement or such Goods Schedule may be created through the transfer or possession of any counterpart other than the chattel paper original counterpart, which shall be identified by a chattel paper original receipt following the signature page hereto executed by the secured party holding an Encumbrance with respect to this Agreement or such Goods Schedule, as designated by the Lessor.

20.7	In the event of any inconsistency between the terms of this Agreement and those in a Goods Schedule, the terms of the Goods Schedule shall govern and supersede the inconsistent terms of this Agreement.

21.	INTERPRETATION

21.1	Terms defined in the Details to this Agreement are used herein as so defined. In addition, the following terms shall have the respective meanings set forth below:

“Adverse Environmental Condition” means (i) the existence or the continuation of the existence of any Environmental Emission, or any hazardous exposure to any substance, chemical, material, pollutant, contaminant, odor or noise at, in, by, from or related to any Goods or their transportation, storage, treatment or disposal or (ii) the violation or the alleged violation of any Environmental Law.

“Assignment of On-Order Goods” means the Assignment of On-Order Goods among the Lessee, as assignor thereunder, the Lessor, as assignee thereunder, and the vendor, in relation to the Goods, or alternatively, the Assignment of On-Order Goods among the Lessee, as assignor thereunder, the Lessor, as assignee thereunder, and a corresponding consent to such assignment by the vendor, in relation to the Goods.

“Authorized Signatory List” means a list in the form set out at Annex “C” to this Agreement, completed and signed by the Lessee.

“Break Costs” means any costs actually incurred by the Lessor or the Financier in unwinding, terminating, refinancing or replacing any fixed or floating rate funding or hedging arrangements entered into by the Lessor or the Financier to the extent directly in connection with the funding of its commitment to acquire the Goods and lease the same to the Lessee under a Lease Agreement.

“Business Day” means any weekday on which commercial banks in the “Business Day place(s)” specified in the Details are open for business.

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“Commencement Date” means the date on which the Lessor pays the “Purchase Price” following the execution and delivery by the Lessee of a Goods Schedule or, in the case of On-order Goods, upon the relevant Installation Date (which shall occur under the terms (and as defined in) the related Purchase Agreement/Assignment of On-Order Goods);

“Contaminant” means any substance which is regulated by or on the basis of liability under any Environmental Law including, without limitation, asbestos, radioactive substances, polychlorinated biphenyls and other materials and substances which have or could constitute a health, safety or environmental hazard to any person, property or natural resource.

“Encumbrance” means any interest in, right or any form of security over property, including, but not limited to:

a)	any mortgage, pledge, lien or charge; or

b)	any other security or preferential interest or arrangement of any kind with any creditor to have its claim satisfied in priority to other creditors.

“Environmental Claim (to the extent relating to the Goods)” means any notice of violation, claim, demand or other order or direction by any governmental authority or person relating to personal injury or death, property damage, damage to the environment, nuisance, pollution, contamination, or other adverse effect upon the environment, or the levying of any fines, penalties or restrictions, arising whether directly or indirectly from any Adverse Environmental Condition.

“Environmental Emission” means any actual or threatened release, spill, emission, leakage, discharge, leaking or migration into the environment or into or out of any Goods of any Contaminant.

“Environmental Law” means any federal, foreign, state or local law, rule or regulation relating to the protection of the environment applicable to any Goods.

“Environmental Loss” means any loss, cost, damage, liability, fine, penalty or expense (including legal, professional and other expert fees), investigation, removal, cleanup and remedial costs and damages to, loss of the use of or decrease in the value of any Goods arising directly or indirectly out of any Adverse Environmental Condition.

“Extended Term” means, the period of time during which the Lessee continues to rent the Goods under a Lease Agreement after the end of the Term, which shall be, unless the parties agree otherwise, each consecutive period of three calendar months commencing on the day following the end of the Term.

“Event of Default” means each and any of the events described in Section 10.1 of this Agreement.

“Financier”, means any lender, purchaser, assignee, transferee or secured party that Lessor has granted an interest in or sold, all or part of the Rent Installments of a relevant Goods Schedule.

“Goods” means with respect to a Lease Agreement, the equipment and other property listed in the Goods Schedule including licenses and manuals relating to that Lease Agreement.

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“Goods Schedule” means a schedule substantially in the form of Annex “A” or Annex “B” to this Agreement, completed and signed by the Lessee and the Lessor.

“Good Working Order and Condition” means the condition and components of the Goods as at the time the Lease Agreement for the Goods was entered into, subject to fair wear and tear. Good Working Order and Condition will be reasonably determined by the Lessor.

“Insolvent” means, with respect to any person:

a)	such person’s commencement of any voluntary proceeding or the filing of a petition seeking relief under any applicable bankruptcy, insolvency, liquidation, administration, receivership, dissolution, reorganization, winding-up or other similar law;

b)	such person’s consent to, acquiescence in or failure to contravene in a timely manner the institution of any such proceeding or petition;

c)	such person’s application for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its property or assets;

d)	such person’s filing an answer admitting the material allegations of a petition filed against it in any such proceeding;

e)	such person’s proposing, or entering into, any composition, general assignment or other similar arrangement for the benefit of creditors;

f)	such person’s becoming insolvent or declaring a moratorium on, suspension of or inability to make payments on its indebtedness;

g)	such person’s taking any corporate action for the purpose of effecting any of the foregoing; or

h)	the commencement of any involuntary proceeding or petition of any type described above against such person which continues undismissed for a period of 30 days.

“Installation Certificate” means a certificate provided by the Lessee in a form acceptable to the Lessor and shall include a description of the relevant Goods, the Installation Date, the relevant purchase price, and a repetition of the representations and warranties contained herein.

“Installation Date” means, in the case of On-order Goods, the day on which the relevant Goods are installed, accepted by Lessee, and qualified for a commercially available manufacturer’s standard maintenance contract and / or warranty.

“Lease Agreement” means a lease of Goods on the terms of this Agreement and the relevant Goods Schedule.

“Lessee” means the person specified as “Lessee” in the Details and/or Goods Schedule and if there is more than one, each of them separately and every two or more of them jointly. “The Lessee” includes the Lessee’s successors and assigns to whom the Lessor has consented.

“Lessor” means Macquarie Electronics USA Inc. and its successors and assigns.

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“Letter of Decontamination” means with respect to any Goods, a letter from a person reasonably acceptable to the Lessor who performs the removal of Contaminants from the Goods, which letter states that the removal of Contaminants was completed in accordance with the Goods’ manufacturer’s specifications and procedures and in accordance with any government approval and requirements.

“On-order Goods” means any Goods that the Lessee has on-order with a third party vendor that may not be delivered, accepted or installed on the date of execution of the Goods Schedule.

“Payment Date” means the day specified as the “payment date” in the relevant Goods Schedule.

“Period” means any period of one calendar month or quarter in any year as shown in the Goods Schedule, commencing on the first day of a calendar month or quarter.

“Purchase Agreement” means the Purchase Agreement (Sale and Leaseback) dated as of [the date hereof] between the Lessee, as the seller thereunder, and the Lessor, as the buyer thereunder, in relation to the Goods.

“Purchase Documentation” means all documentation associated with the purchase of the Goods, including but not limited to invoices, purchase orders, proof of payment, Purchase Agreements, or Assignment of On-Order Goods agreements.”

“Purchase Price” means the price for the Goods specified in the applicable Goods Schedule.

“Reconfigure” means any change to the Goods that could upgrade or downgrade the performance capabilities of the Goods in any way and includes the addition or removal of any accessory, equipment or device to the Goods.

“Rent Installment” means the amount of rent payable in relation to that rental amount, as set out in the relevant Goods Schedule.

“Term” means, subject to clause 3.2, the number of Periods specified in the Goods Schedule that comes into effect in accordance with this Agreement and the related Lease Agreement.

“Termination Value” means, with respect to any Goods, the amount determined by the Lessor to be the sum of the present values of (i) all Rent Installments which are still to fall due or which would, but for termination, have become due under the Lease Agreement and are attributable to those Goods and (ii) the fair market value that the Goods would have had at the end of the Term as reasonably determined by the Lessor. The present value of an amount is calculated by discounting that amount by the prevailing swap rate of the currency of the Rental Installment with a term approximately equivalent to the remaining term of the Goods Schedule at time of termination.

21.2	In this Agreement unless the contrary intention appears:

a)	a reference to this Agreement or another instrument includes any variation to or replacement of any of them;

b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

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c)	“$” or “Dollars” is a reference to the lawful currency of the United States of America;

d)	the singular includes the plural and vice versa;

e)	the word “person” includes a firm, body corporate, an unincorporated association or an authority; and

f)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including without limitation, persons taking by novation) and assigns; and

g)	Annexures and Schedules to this Agreement form part of this Agreement.

21.3	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

<Signature page follows.>

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Date of Agreement set forth in the Details above, and each warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

	MACQUARIE ELECTRONICS USA INC. as Lessor		SPANSION LLC as Lessee

By:	/s/ Douglas Fritch	By:	/s/ Dario Sacomani

Name:	Douglas Fritch	Name:	Dario Sacomani

Title:	Senior Vice President	Title:	Chief Financial Officer

Date:	3/26/08	Date:	3/26/08

By:	/s/ David Coons

Name:	David Coons

Title:	President

Date:	3/26/08

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